UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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DYNAVAX TECHNOLOGIES CORPORATION

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DYNAVAX TECHNOLOGIES CORPORATION

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2024

We are furnishing to you this supplement (this “Supplement”) to our proxy statement, dated April 11, 2024 (the “Proxy Statement”), to reflect the appointment of Ryan Spencer to the Board of Directors of Cidara Therapeutics, Inc., effective as of April 24, 2024.

This Supplement should be reviewed together with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares of Dynavax common stock. To the extent that the information in this Supplement differs from or updates the information contained in the Proxy Statement, the information in this Supplement is more current and supersedes that information contained in the Proxy Statement.

In this document, “Dynavax,” “Company,” “we,” “us” and “our” refer to Dynavax Technologies Corporation.

Updated Biography of Chief Executive Officer and Class II Director Ryan Spencer

The following biography has been updated to reflect the appointment of Ryan Spencer to the Board of Directors of Cidara Therapeutics, Inc.:

Mr. Spencer has been a member of our Board since December 2019. Mr. Spencer joined Dynavax in 2006 and has served as our Chief Executive Officer since December 2019 and as interim Chief Financial Officer since March 2024. Mr. Spencer previously served as interim co-President between May and December 2019. At the time of his appointment as interim co-President in May 2019, Mr. Spencer served as Senior Vice President, Commercial where he was instrumental in leading the launch and commercialization of HEPLISAV-B. Throughout his time at Dynavax since November 2006, Mr. Spencer has held a variety of positions with increasing responsibility, building from a foundation in corporate finance to business strategy and investor relations, including Senior Director Strategic Planning until his promotion in September 2016 to Senior Product Director, followed by promotions in February 2017 to Vice President Corporate Strategy & Commercialization and in May 2019 to Senior Vice President, Commercial. Prior to joining Dynavax, Mr. Spencer was the Assistant Controller at QRS Corporation, a publicly-held technology company, and was a member of the audit practice at Ernst & Young. Mr. Spencer has served as member of the board of directors of Cidara Therapeutics, Inc., a publicly-traded biotechnology company, since April 2024. Mr. Spencer earned a B.A. in Business Economics from University of California, Santa Barbara. Our Board believes that Mr. Spencer’s prior experience, including his financial and commercialization experience, his tenure at the Company and his role as a Chief Executive Officer qualifies him to serve on our Board.

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